SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 21, 2001



                               HERMAN MILLER, INC.
             (Exact name of Registrant as specified in its charter)




         Michigan                       0-5813                  38-0837640
(State or other Jurisdiction      (Commission File No.)        (IRS Employer
     of Incorporation)                                       Identification No.)


          855 East Main Street, Zeeland, MI                      49464
       (Address of Principal Executive Offices)                (Zip Code)

                                 (616) 654-3000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On February 5, 2001, Herman Miller, Inc. issued a press release, the text of which is attached hereto as Exhibit 99.1, and is incorporated herein in its entirety.

Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits.

                  99.1   February 5, 2001 Press Release

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               HERMAN MILLER, INC.


                                               By  /s/ James E. Christenson
                                                   James E. Christenson
                                                   Chief Financial Officer


Date:  February 21, 2001.




539991

                                  EXHIBIT INDEX


      Exhibits.

      99.1    February 5, 2001 Press Release.

                                                                    Exhibit 99.1

Release     Immediate
Date        February 5, 2001
Contact     Bob Dentzman (616) 654 5044 or bob_dentzman@hermanmiller.com
            Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Address     Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI
            49464-0302
Internet    www.hermanmiller.com

________________________________________________________________________________


Herman Miller, Inc., Issues Statement of Current Business Conditions and Outlook for Fiscal Third Quarter

Today, in keeping with Herman Miller's effort to maintain ongoing communications with its investors and stakeholders and to ensure compliance with disclosure requirements of Reg. FD, the Company is commenting on current business conditions and its outlook for the remainder of its fiscal year.

Recap of First Six Months Results for Fiscal 2001 and Guidance

During the first six months of fiscal 2001, ended December 2, 2000, the Company posted outstanding results with both sales and orders growing at roughly 24 percent. Earnings per share for this period posted a 19.1 percent increase.

                                                         Six Months Ended
                                                         ----------------
                                          (Dollars in millions, except per share data)
                                  Dec. 2, 2000           Dec. 4, 1999         Percent Change
                                  ------------           ------------         --------------
     Net Sales                      $1,119.0               $936.9                23.9%
     Orders                          1,165.4                975.1                24.1%
     Earnings                          $1.00                 $.84                19.1%
     Per share-diluted

     *These comparisons exclude the extra week recorded in the first quarter of fiscal 2000

                                     -more-

On the domestic front, both sales and orders grew in excess of 23 percent compared to industry growth of 8.8 percent and 7.0 percent for sales and orders respectively for the 6-month period. The Company believes these results are evidence that its customer-centered strategy, which seeks to expand market opportunities by offering customers four distinct value propositions, is beginning to show measureable results. The Company also acknowledges that the results for the first six months of fiscal 2001 were aided by favorable economic conditions and industry dynamics.

In the second quarter Press Release, the Company provided the range of expectations for the third quarter and the fiscal year. At that time, third quarter sales were expected to be in a range of $540 to $550 million, with earnings per share to be in the range of $.43 to $.48. For the year, the Company indicated net sales were expected to be in the range of $2.20 to $2.25 billion, while earnings per share were expected to be in a range of $2.00 to $2.05. The Company stated in its second quarter conference call that this guidance took into consideration the slowing of the industry growth to 5.6 percent for calendar 2001 as then forecasted by the DRI model released by BIFMA. It also stated that the guidance assumed no material deterioration in fundamentals of the economy or the industry.

Third Quarter 2001 Business Trends

During the early weeks of December (the beginning of the Company's fiscal third quarter), customer demand continued to be strong. This was prior to entering into the typical seasonal slowdown associated with the December and early January holiday period. As expected, during the three-week period - December 18 through January 5, the Company experienced a softening in demand for its products and shipment activity due to the short workweeks. Coming out of the holidays the company experienced a recovery in orders and shipments from the levels experienced during the short weeks. This recovery, however, has been slower than anticipated. Average daily order rates have shown improvement, but they have not returned to levels experienced in the second quarter.

The Company's  strong backlog - $334.5 million at the start of the third quarter
- combined with current business activity, creates the opportunity to post third quarter results within the range of guidance given in the second quarter Press Release. However, this presumes current levels of business are sustained through the remaining six weeks of the quarter. Given the current economic conditions and resulting uncertainty, it is likely the Company's performance will be at or approximate the low end of the range of the guidance given earlier.

Current Economic Conditions

The economy is clearly slowing at a more rapid rate than expected when the Company released its second quarter results and guidance. Federal Reserve Chairman Alan Greenspan suggested in recent Congressional testimony that, although the probability of recession is low, U.S. growth is at a near standstill. The leading economic indicators continue to show weakness and on Tuesday, January 30,

                                     -more-
the Consumer Confidence Index dropped to its lowest level since December 1996. In addition, there has been an increase in the number of companies announcing job reductions, layoffs, and earnings warnings. These companies represent a cross-section of Herman Miller's customer base and that of its competition.

In light of this evidence of economic slowdown, it is prudent for the Company to consider the potential impact it may have on the office furniture industry and its business. If these conditions persist or the country enters into a period of economic recession, the office furniture industry, like all industries, will undoubtedly be affected. Chief Financial Officer Beth Nickels stated, "While we are cautiously optimistic about our third quarter, our ability to predict the remainder of the quarter is not perfect. Based on current information, we expect our results to be at or near the low end of the range given previously. This presumes no material change from the current levels of business activity."

Ms. Nickels continued: "Looking ahead to the fourth quarter, it is too early to predict to what degree the current economic slowdown will impact our results. In light of this uncertainty, however, the low end of the range represents our target at this time. The next six weeks of order entry should translate into beginning backlog for the fiscal fourth quarter. A strengthening or weakening from current levels of customer demand will undoubtedly influence the Company's ability to achieve fourth-quarter targets."

Ms.  Nickels  added:  "Given  this  economic  uncertainty,   we  are  evaluating
alternatives to contain costs in the near term and to manage the business in the event a more protracted economic slowdown occurs."

She continued: "Our business model, which is based on our design and high-speed assembly capabilities, provides us a cost structure which is more variable than our more vertically integrated competitors. We feel our business model will enable us to better weather an industry downturn. In addition, our variable compensation structure, a much-discussed subject during this current fiscal year, will provide cost relief and dampen the impact of reduced sales levels in the event that an industry slowdown occurs. This management team demonstrated during the slowdown of 1999 that it is able to balance investments in key strategic initiatives, which are vital to the Company's long-term growth and success, against the cost reductions necessary to produce near-term results which recognize the expectations of its stakeholders.

"We hope these actions will be unnecessary and that economic conditions will improve in response to the Fed's efforts to revive the economy, as evidenced by its 50 basis point rate cut on January 31, 2001, and the current administration's tax-reduction proposal."

Closing Comments

Mike Volkema, CEO and Chairman, added "the slowing of the economy and uncertainty concerning the length and depth of the slowdown has cast a cloud over the near-term outlook for the furniture industry

                                     -more-
and Herman Miller's near-term performance. Over the past 30 years, however, the industry has shown tremendous resilience and the ability to recover and grow coming out of similar conditions. We are convinced that our business model combined with our customer-centered strategy, EVA business metrics, and seasoned executive management team positions us better than any of our competitors to weather this downturn, thereby protecting the investments of our investors, employee owners and stakeholders. We further believe that it positions us better to respond rapidly to improvement in economic fundamentals and industry conditions. We continue to be excited about the Company's future and are convinced that the successful implementation of our strategy is beginning to make a difference and will enable us to grow at a faster rate than the industry and our competitors."

Herman Miller creates great places to work by researching, designing, manufacturing, and distributing innovative interior furnishings that support companies, organizations, and individuals all over the world. The company's award-winning products, complemented by primary furniture-management services, generated nearly $2 billion in revenue during fiscal 2000. Herman Miller is widely recognized for both its innovative products and business practices, including the use of industry-leading, customer-focused technology. The company trades on the NASDAQ stock market under the symbol MLHR.

                                      -end-
hau41.doc